Exhibit 99.1

News Release

Contact:	Kevin L. LaLuzerne (920)-743-5551
Source :	Baylake Corp.

Baylake Corp. Reports Financial Results for the Three and Six Months ended June 30, 2008

Sturgeon Bay, Wisconsin – (PR Newswire) – July 22, 2008

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.1 billion in assets, reported 2008 second quarter net income of $95,000 or $0.01 basic and diluted earnings per share, as compared to net income of $1.4 million or $0.18 basic and diluted earnings per share, for the second quarter of 2007. Return on assets (ROA) and return on equity (ROE) decreased for the quarter ended June 30, 2008 to 0.04% and 0.47%, respectively, compared to 0.51% and 7.17%, respectively, for the same period a year ago.

Baylake’s total assets and shareholders’ equity were $1.1 billion and $78.8 million, respectively, at June 30, 2008, compared to $1.1 billion and $80.3 million at December 31, 2007. The decrease in shareholders’ equity was primarily a result of $1.3 million in earnings for the combined first and second quarters net of a decrease in accumulated other comprehensive income. Baylake Corp.’s Tier 1 risk-based capital remained strong at 10.74% as of June 30, 2008, compared to 9.90% as of the same date a year earlier. The Corporation and Bank continue to be well capitalized under the guidelines established by the Board of Governors of the Federal Reserve Bank.

Non-performing loans declined to $36.3 million as of June 30, 2008, compared to $45.9 million at June 30, 2007. During the quarter ended June 30, 2008 net loan charge-offs equaled $548,000, compared to $2.3 million in net loan charge-offs for the quarter ended June 30, 2007. A provision for loan losses of $861,000 was recorded for the quarter ended June 30, 2008, for a total of $1.2 million for the first six months of 2008 compared to $6.0 million for the same period a year ago. The ratio of allowance for loan losses to total loans equaled 1.66% as of June 30, 2008, compared to 1.42% as of June 30, 2007. The ratio of allowance for loan losses to non-performing loans was 33.95% and 31.53% at June 30, 2008 and December 31, 2007, respectively.

“Deterioration in the repayment abilities of some of the Corporation’s commercial loan customers, as well as reductions in the current estimated fair market values of the commercial real estate collateralizing certain of these loans, hindered efforts to meaningfully reduce the Corporation’s non-performing loan levels during the quarter ended June 30, 2008. Given the increasing overall softness in the local and regional real estate markets, it may take more time and effort than originally anticipated for the Bank’s non-performing loans to return to more normal levels,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer. However, Baylake Corp. believes the balance of the allowance for loan losses is presently sufficient to absorb probable incurred credit losses at June 30, 2008.

Total loans equaled $741.4 million as of June 30, 2008, compared to $815.1 million as of June 30, 2007, a decline of $73.7 million or 9.04% from a year earlier. Total deposits decreased $40.0 million, or 4.45%, to $858.5 million as of June 30, 2008, compared to a year earlier as the Bank chose to compete less aggressively for retail deposits.

Net interest margin for the quarter ending June 30, 2008 was 3.10%. This represented a 2 basis point improvement over the 3.08% net interest margin earned during the linked quarter ending March 31, 2008 and a 1 basis point improvement over the 3.09% net interest margin earned during the second quarter ended June 30, 2007. Interest rate cuts initiated by the Federal Reserve during the first quarter of 2008 and competitive local loan pricing negatively impacted the Bank’s ability to widen net interest margins.

Legal and collection expenses, as well as expense related to operation of other real estate significantly impacted net income for the quarter ended June 30, 2008. Quarterly profits were further reduced by a write-down of $1.0 million valuation reduction of Other Real Estate Owned. This write-down was primarily the result of declining market values of several residential and commercial properties obtained from borrowers in default and held for sale by Baylake.

Baylake Corp. anticipates that it has more than adequate resources available to meet its commitments. As of June 30, 2008, the Corporation had $55.6 million in established lines of credit with nonaffiliated banks, of which $55.6 million was available.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

          This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

          Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended March 31, 2008 and Form 10-K for the year ended December 31, 2007, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

          Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated. The selected financial and other data at June 30, 2008 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) - UNAUDITED	June 30, 2008	December 31, 2007	June 30, 2007
	(dollars in thousands, except per share data)
Total assets	$1,076,991	$1,106,616	$1,101,580
Investment securities (1)	220,113	222,475	185,989
Total loans	741,402	760,951	815,147
Total deposits	858,544	884,185	898,544
Borrowings (2)	112,316	112,346	95,671
Subordinated debentures	16,100	16,100	16,100
Stockholders’ equity	78,759	80,262	79,213
Non-performing loans (3)	36,312	37,555	45,873
Non-performing assets (3)	44,283	42,722	51,792
Shares outstanding	7,911,539	7,885,960	7,876,222
Book value per share	$9.95	$10.18	$10.06

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,
Selected Operations Data - UNAUDITED	2008	2007	2008	2007
	(dollars in thousands, except per share data)
Total interest income	$14,302	$17,367	$29,908	$35,017

Total interest expense	7,115	9,893	15,518	19,699

Net interest income	7,187	7,474	14,390	15,318
Provision for loan losses	861	—	1,161	5,985

Net interest income after provision for loan losses	6,326	7,474	13,229	9,333

Total non-interest income	2,199	2,417	4,513	4,662
Total non-interest expense	9,013	8,248	16,855	16,713

Income (loss) before income taxes	(489)	1,643	887	(2,718)
Income tax expense (benefit)	(584)	229	(373)	(1,836)

Net income (loss)	$95	$1,414	$1,260	($ 882)

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,
	2008	2007	2008	2007
Per Share Data: (4)
Net income ( loss) per share (basic)	$0.01	$0.18	$0.16	($ 0.11)
Net income (loss) per share (diluted)	$0.01	$0.18	$0.16	($ 0.11)
Cash dividends per common share	$—	$0.16	$—	$0.32
Book value per share	$9.95	$10.18	$9.95	$10.18

Performance Ratios: (5)
Return on average total assets	0.04%	0.51%	0.24%	(0.16%)
Return on average total shareholders’ equity	0.47%	7.17%	3.10%	(2.20%)
Net interest margin (6)	3.10%	3.09%	3.09%	3.16%
Net interest spread (6)	2.88%	2.68%	2.86%	2.76%
Efficiency ratio (9)	92.67%	80.32%	87.24%	80.62%
Non-interest income to average assets	0.82%	0.88%	0.84%	0.84%
Non-interest expense to average assets	3.38%	2.99%	3.14%	3.03%
Net overhead ratio (7)	2.56%	2.12%	2.30%	2.18%
Average loan to average deposit ratio	87.33%	92.98%	86.80%	93.35%
Average interest earning assets to average interest bearing liabilities	107.51%	110.46%	107.38%	110.36%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	4.90%	5.63%	4.90%	5.63%
Allowance for loan losses to:
Total loans	1.66%	1.42%	1.66%	1.42%
Non-performing loans	33.95%	25.17%	33.95%	25.17%
Net charge-offs to average loans	0.30%	1.12%	0.18%	0.61%
Non-performing assets to total assets	4.11%	4.70%	4.11%	4.70%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	7.31%	7.19%	7.31%	7.19%
Tier 1 risk-based capital	10.72%	9.90%	10.72%	9.90%
Total risk-based capital	11.97%	11.15%	11.97%	11.15%
Leverage ratio	8.53%	8.29%	8.53%	8.29%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	28	28	28	28
Number of full-time equivalent employees	316	326	316	326

(1)	Includes securities classified as available for sale.
(2)	Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.
(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	Earnings per share are based on the weighted average number of shares outstanding for the period.
(5)	With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.
(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.
(8)	The capital ratios are presented on a consolidated basis.
(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.